Exhibit 10.1
First Commonwealth Financial Corporation
2021 ANNUAL INCENTIVE PLAN

1.Purpose; Effective Date.

This 2021 Annual Incentive Plan (the “Plan”) of First Commonwealth Financial Corporation (the “Company”) is designed to enable the Company and its subsidiaries to attract and retain key employees and to align the interests of such key employees with the interests of shareholders by promoting and rewarding the achievement of annual performance goals. This Plan was approved by the Compensation and Human Resources Committee (the “Committee”) on February 18, 2021, for the fiscal 2021 performance period. Each Award granted under this Plan shall be subject to the terms and conditions of the First Commonwealth Financial Corporation Incentive Compensation Plan (as amended and restated effective April 28, 2015) (the “Master Plan”). Each capitalized term which is not otherwise defined in this Plan shall have the meaning given to such term in the Master Plan.

2.Administration.

    The Plan shall be administered by the Committee in accordance with Article 3 of the Master Plan.

3.Participants and Performance Goals.

(a)Exhibit A identifies the Employees who have been selected by the Committee to become Participants in the Plan and the Target Award and Performance Goals for each Participant. The Performance Goals will consist of the Corporate Performance Goals identified in paragraph (b) below, and, if applicable, one or more individual Performance Goals which shall be approved by the Committee and specified in the notice of Award delivered to the Participant (collectively, the “Individual Performance Component”). Corporate Performance Goals shall be calculated from the Company’s publicly reported financial statements as of and for the twelve months ending December 31, 2021 (the “Performance Period”), as adjusted for any Excluded Items as determined by the Committee in its sole discretion. . The achievement of the Individual Performance Component shall be determined by the Committee in its sole discretion.

(b)The Corporate Performance Goals for the Plan shall consist of the following: (i) Core Earnings Per Share (“EPS”); (ii) Core Pre-tax Pre-provision (PTPP) Net Income; and (iii) Core Efficiency Ratio.

4.Calculation of Actual Awards.

(a)A Participant’s payout for each Performance Goal shall be determined according to the following formula:

Award Percentage X Weight X Base Salary

For purposes of this formula:

“Award Percentage” shall mean the percentage shown for the Participant in the “Award Percentage” column of Table 1 on Exhibit A at the Performance Level which is achieved for the applicable Performance Goal as reflected in the “Performance Level” column of Table 2 on Exhibit A. If the actual performance for a Performance Goal falls between the Threshold and Target Performance Levels or between the Target and Superior Performance Levels, the Award Percentage shall be interpolated between the Award Percentage for the Threshold and Target Performance Levels or between the Target and Superior Performance Levels, as the case may be, as determined by the Committee in its sole discretion. The Award Percentage for the Individual Performance Component will be determined by the Committee in its sole discretion after consideration of the Chief Executive Officer’s assessment of the Participant’s performance of individual scorecard objectives and contribution to the organization as a whole.

“Weight” shall mean the percentage shown for the measure in the “Weight” column of Table 2 on Exhibit A for the applicable Performance Goal.

“Base Salary” shall mean base salary of the Participant on the last day of the Performance Period.

(b)The aggregate amount payable to the Participant shall be the sum total of the payouts for the Participant’s Performance Goals calculated in accordance with Section 4(a) and shall be referred to as the Participant’s “Actual Award.” The Committee, in its sole discretion, may increase or decrease the Award Percentages used to calculate any Participant’s Actual Award if the Committee finds such an adjustment appropriate to recognize the impact of the Participant’s performance or impact on the organization outside of the range of expected performance and impact. Any such adjustment cannot increase the Participant’s total payout above the “Superior” level of payout assigned to the participant.

5.Payment of Actual Awards.

Actual Awards shall be paid in cash as soon as practicable following the certification by the Committee of results for the Performance Period. However, in any event, all payments shall be made no later than March 15, 2022, such that the payments will be exempt from Section 409A of the Code, under the “short term deferral" exemption specified in Treas. Reg. § 1.409A-1(b)(4). All Actual Awards are subject to withholding tax and any other normal deduction consistent with the Company’s practices.
6.Termination of Employment.

    Notwithstanding any provision to the contrary in the Master Plan, if the Participant ceases to be a full-time employee of the Company for any reason prior to

December 31, 2021, the Participant will cease to be a participant in this Plan and will not be eligible to receive any Actual Award pursuant to this Plan.

7.Miscellaneous Provisions.

(a)Claw-Back Rights. In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, the Committee will require reimbursement or forfeiture of any excess Award, which shall be determined as the excess of the Award paid to the Participant based on the erroneous data over the Award that would have been earned had it been based on the restated results, as determined by the Committee. In addition, the Committee will have the sole and absolute authority to require reimbursement or forfeiture of any Award by a Participant if the Committee determines that the Award was earned in whole or in part as a result of the Participant’s unethical or dishonest conduct or a material violation of Company policy.

(b)Amendment or Termination. Notwithstanding any provision to the contrary in the Master Plan, the Committee has full power to amend, modify, suspend, or terminate the Plan or any Awards granted under the Plan in its sole discretion.

(c)Regulatory Approvals. The Plan and any Award made hereunder shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any government or regulatory agency as may be required.

(d)No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause.

(e)No Right to Participation. No employee or officer of the Company or any subsidiary shall have the right to be selected to receive an Award under this Plan, or, having been so selected, have the right to receive a future Award.

(f)Nontransferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant.
(g)Section 409A. The Plan will be administered, interpreted and construed in compliance with Section 409A of the Code and the regulations and other guidance promulgated thereunder ("Section 409A"), including any exemption thereunder. To the maximum extent permitted by Section 409A, all payments under the Plan are intended to be exempt from Section 409A pursuant to the exemption for short-term deferrals as specified in Treas. Reg. § 1.409A-1(b)(4), the exemption for restricted shares under Section 409A and any other exemptions available under Section 409A. Neither the Company, any of its Subsidiaries nor any of their respective predecessors, successors or affiliates (collectively, the "Company Group") shall be liable for, and nothing provided or contained in the Plan shall obligate or cause any member of the Company Group to be liable for, any tax, interest or penalties imposed on the Participant related to or arising with respect to any violation Section 409.